150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180414540-99
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/21/2018 9:24 AM
	Entity Number E0497562013-4

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Gulf West Security Network, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES D PREFERRED STOCK

1.1. DESIGNATION AND NUMBER OF SHARES. 1,000 share of Series D Preferred Stock are designated pursuant to Article Fourth of the Corporation's Amended and Restated Articles of Incorporation (the "Series D Preferred Stock").

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3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK
(continued)

1.2 CONVERSION RIGHTS.

(a) Shares of Series D Preferred Stock shall, in aggregate, be convertible into fifty million two hundred thirty-nine five hundred forty-one (50,239,541) shares of the Corporation's common stock (the "Common Stock").

(b) The Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series D Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series D Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

1.3 VOTING RIGHTS. Unless and until converted into common stock, shares of Series D Preferred Stock shall have no voting rights with respect to shareholder matters, except as required by Nevada law in regards to matters pertaining solely to the class of Series D Preferred Stock.

1.4 LIQUIDATION RIGHTS. Shares of Series D Preferred Stock shall rank pari passu to the Corporation's Common Stock in the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

1.5 DIVIDENDS. Shares of Series D Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors, in its sole discretion on an as converted basis